UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2008

Cardinal Health, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-11373	31-0958666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Cardinal Place, Dublin, Ohio 43017

(Address of principal executive offices) (Zip Code)

(614) 757-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Portions of this Form 8-K of Cardinal Health, Inc. (the “Company”) include forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: difficulties, delays or additional costs in implementing the restructuring program referred to in this report; competitive pressures in the Company’s various lines of business; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; uncertainties relating to the timing of generic or branded pharmaceutical introductions and the frequency or rate of branded pharmaceutical price appreciation or generic pharmaceutical price deflation; changes in the distribution patterns or reimbursement rates for healthcare products and/or services; the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal or administrative proceedings; future actions of regulatory bodies or government authorities relating to the Company’s manufacturing or sale of products and other costs or claims that could arise from its manufacturing, compounding or repackaging operations or from its other services; the costs, difficulties and uncertainties related to the integration of acquired businesses; and conditions in the pharmaceutical market and general economic and market conditions. These forward-looking statements reflect management’s views as of the date of this filing. Except to the extent required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statement.

Item 2.02	Results of Operations and Financial Condition

On July 8, 2008, the Company issued a news release announcing the consolidation of its businesses into two primary operating and reportable segments and reaffirming fiscal 2008 non-GAAP earnings-per-share guidance. A copy of the news release is included as Exhibit 99.1 to this report.

A discussion of the reasons why management believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations is included as Exhibit 99.2 to this report.

Item 2.05	Costs Associated with Exit or Disposal Activities

On July 8, 2008, the Company announced the consolidation of its businesses into two primary operating and reportable segments to reduce costs and align resources with the needs of each segment. To reflect the new management structure, beginning July 1, 2008, the Company will report results for three reportable segments: Healthcare Supply Chain Services, Clinical and Medical Products and an All Other segment. The new Healthcare Supply Chain Services reportable segment will primarily comprise the Company’s pharmaceutical and medical products distribution and nuclear pharmacy businesses. The new Clinical and Medical Products reportable segment will primarily comprise the Company’s infusion, medication dispensing, respiratory care and infection prevention businesses. The new All Other segment will comprise the following businesses: pharmacy services (outsourced hospital pharmacy management services); Tecomet (orthopedic implants and instruments); Medsystems (enteral devices and airway management products); and Medicine Shoppe International. The segments will be connected by a lean corporate organization and the Company’s hospital sales force. As part of this restructuring, the Company expects to reduce its workforce by approximately 600 positions.

On July 2, 2008, the Company was authorized to incur certain costs associated with exit or disposal activities in connection with this restructuring plan. At this time, the Company is able to provide an estimate of certain of these costs. These estimates may change in the future. The Company expects additional costs to be incurred in connection with this restructuring plan that it cannot estimate at this time.

The total costs associated with this restructuring plan that are currently estimable are approximately $63 million. Substantially all of these costs are expected to be incurred in fiscal 2009. All but $7 million of these costs are employee-related costs, with the remainder being related to the consolidation and retirement of certain IT systems and other restructuring costs. Substantially all of the total costs are expected to result in future cash expenditures. The Company expects this restructuring plan to be substantially completed by the end of fiscal 2009.

Item 7.01	Regulation FD Disclosure

On July 8, 2008, the Company posted a slide on its investor relations website providing more detail about the businesses comprising its new segment reporting structure. A copy of this slide is included as Exhibit 99.3 to this report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	News release issued by the Company on July 8, 2008.

99.2	Information disclosed by the Company on July 8, 2008.

99.3	Slide regarding revised organization structure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date: July 8, 2008	By:	/s/ Jeffrey W. Henderson
	Name:	Jeffrey W. Henderson
	Title:	Chief Financial Officer

EXHIBIT INDEX

99.1	News release issued by the Company on July 8, 2008.

99.2	Information disclosed by the Company on July 8, 2008.

99.3	Slide regarding revised organization structure.